Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2025 FISCAL FIRST QUARTER

Sioux Falls, S.D., January 21, 2025 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $31.4 million, or $1.29 per share, for the three months ended December 31, 2024, compared to net income of $27.7 million, or $1.06 per share, for the three months ended December 31, 2023.
CEO Brett Pharr said, “Fiscal 2025 started out well as we made good progress against the strategy we laid out last year. During the quarter we completed the sale of our insurance premium finance business along with the subsequent sale of debt securities. This move was another large step toward optimizing our balance sheet by giving us the opportunity to put those funds into higher yielding assets or those with optionality. We also extended two contracts with large, existing partners in Partner Solutions and started tax season with 12% more enrolled tax offices than last year.”

Company Highlights and Business Developments
•On October 31, 2024, Pathward N.A. (the "Bank") completed the sale of substantially all of the assets and liabilities related to the Bank's commercial insurance premium finance business. The purchase price was $603.3 million, plus a $31.2 million premium. The Bank recorded a $16.4 million pre-tax gain on the sale.
•On November 30, 2024, the Bank sold $160.6 million of debt securities available for sale ("AFS") with a pre-tax loss on the sale of securities of $15.7 million. This loss largely offsets the gain from the sale of the commercial insurance premium finance business.

Financial Highlights for the 2025 Fiscal First Quarter
•Total revenue for the first quarter was $173.5 million, an increase of $10.7 million, or 7%, compared to the same quarter in fiscal 2024, driven by an increase in both net interest income and noninterest income.
•Net interest margin ("NIM") increased 61 basis points to 6.84% for the first quarter from 6.23% during the same period last year, primarily driven by increased yields and balances in the loan and lease portfolio and an improved earning asset mix from the continued balance sheet optimization. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, NIM would have been 5.41% in the fiscal 2025 first quarter compared to 4.76% during the fiscal 2024 first quarter. See non-GAAP reconciliation table below.
•Total gross loans and leases at December 31, 2024 increased $136.4 million to $4.56 billion compared to December 31, 2023 and increased $487.5 million when compared to September 30, 2024. When excluding the insurance premium finance loans of $671.0 million at December 31, 2023, total gross loans and leases at December 31, 2024 increased $807.4 million, or 22%, when compared to December 31, 2023.
•During the 2025 fiscal first quarter, the Company repurchased 701,860 shares of common stock at an average share price of $74.05. As of December 31, 2024, there were 6,298,140 shares available for repurchase under the current common stock share repurchase program.

Net Interest Income
Net interest income for the first quarter of fiscal 2025 was $116.1 million, an increase of 6% from the same quarter in fiscal 2024. The increase was mainly attributable to increased yields and balances in the loan and lease portfolio and an improved earning asset mix.
The Company’s average interest-earning assets for the first quarter of fiscal 2025 decreased by $296.0 million to $6.74 billion compared to the same quarter in fiscal 2024, due to decreases in average outstanding balances of total investments and interest earning cash balances, partially offset by an increase in total loan and lease balances. The first quarter average outstanding balance of loans and leases increased $107.6 million compared to the same quarter of the prior fiscal year, primarily due to increases in warehouse finance and tax services loans, partially offset by decreases in commercial finance and consumer finance loans. The decrease in the average outstanding balance of commercial finance loans and leases was primarily driven by the sale of the insurance premium finance loans, partially offset by an increase in term lending, asset-based lending, and SBA/USDA loans.
Fiscal 2025 first quarter NIM increased to 6.84% from 6.23% in the first fiscal quarter of 2024. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, NIM would have been 5.41% in the first quarter compared to 4.76% during the fiscal 2024 first quarter. See non-GAAP reconciliation table below. The overall reported tax-equivalent yield (“TEY”) on average interest-earning assets increased 47 basis points to 7.04% compared to the prior year quarter, driven by an improved earning asset mix. The yield on the loan and lease portfolio was 8.78% compared to 8.33% for the comparable period last year and the TEY on the securities portfolio was 3.10% compared to 3.15% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.20% during the fiscal 2025 first quarter, as compared to 0.35% during the prior year quarter. The Company's overall cost of deposits was 0.05% in the fiscal first quarter of 2025, as compared to 0.21% during the prior year quarter. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, the Company's overall cost of deposits was 1.63% in the fiscal 2025 first quarter, as compared to 1.78% during the prior year quarter. See non-GAAP reconciliation table below.
Noninterest Income
Fiscal 2025 first quarter noninterest income increased 9% to $57.4 million, compared to $52.8 million for the same period of the prior year. During the first fiscal quarter of 2025, the Company recognized a gain on divestiture of $16.4 million from the sale of its commercial insurance premium finance business. This gain on divestiture was largely offset by a loss on sale of securities of $15.7 million also recognized during the current quarter. The increase in noninterest income when comparing the current period to the same period of the prior year was primarily driven by an increase in gain on sale of loans and leases, other income, tax services product fees, and rental income. The period-over-period increase was partially offset by a decrease in card and deposit fees and a reduction in gain on sale of other. The increase in gain on sale of loans was primarily driven by SBA/USDA loan sales.
The period-over-period decrease in card and deposit fee income was primarily related to lower servicing fee income due to a reduction in rates following reductions in the Effective Federal Funds Rate ("EFFR"). Servicing fee income on custodial deposits totaled $4.5 million during the 2025 fiscal first quarter, compared to $5.1 million for the same period of the prior year. For the fiscal quarter ended September 30, 2024, servicing fee income on custodial deposits totaled $3.2 million.
Noninterest Expense
Noninterest expense increased 4% to $123.6 million for the fiscal 2025 first quarter, from $119.3 million for the same quarter last year. The increase was primarily attributable to increases in compensation and benefits, operating lease depreciation, occupancy and equipment expense, other expense, and legal and consulting expense. The period-over-period increase was partially offset by decreases in card processing expense.

The card processing expense decrease was due to rate-related agreements with Partner Solutions relationships. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the EFFR and reprices immediately upon a change in the EFFR. Approximately 60% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2025 first quarter. For the fiscal quarter ended December 31, 2024, contractual, rate-related processing expenses were $25.6 million, as compared to $26.3 million for the fiscal quarter ended September 30, 2024, and $26.8 million for the fiscal quarter ended December 31, 2023.
Income Tax Expense
The Company recorded an income tax expense of $6.3 million, representing an effective tax rate of 16.6%, for the fiscal 2025 first quarter, compared to an income tax expense of $5.7 million, representing an effective tax rate of 17.0%, for the first quarter last fiscal year. The current quarter increase in income tax expense compared to the prior year quarter was primarily due to an increase in income and a decrease in investment tax credits.
The Company originated $9.3 million in renewable energy leases during the fiscal 2025 first quarter, resulting in $3.2 million in total net investment tax credits. During the first quarter of fiscal 2024, the Company originated $12.2 million in renewable energy leases resulting in $4.4 million in total net investment tax credits. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.

Investments, Loans and Leases

(Dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total investments	$1,512,091	$1,774,313	$1,759,486	$1,814,140	$1,886,021

Loans held for sale
Term lending	7,860	4,567	—	1,977	2,500
Lease financing	424	—	—	—	778
Insurance premium finance	—	594,359	—	—	—
SBA/USDA	21,786	65,734	7,030	7,372	—
Consumer finance	42,578	24,210	22,350	16,597	66,240
Total loans held for sale	72,648	688,870	29,380	25,946	69,518

Term lending	1,735,539	1,554,641	1,533,722	1,489,054	1,452,274
Asset-based lending	608,261	471,897	473,289	429,556	379,681
Factoring	364,477	362,295	350,740	336,442	335,953
Lease financing	138,305	152,174	155,044	168,616	188,889
Insurance premium finance	—	—	617,054	522,904	671,035
SBA/USDA	595,965	568,628	563,689	560,433	546,048
Other commercial finance	174,097	185,964	166,653	149,056	160,628
Commercial finance	3,616,644	3,295,599	3,860,191	3,656,061	3,734,508
Consumer finance	280,001	248,800	253,358	267,031	301,510
Tax services	45,051	8,825	43,184	84,502	33,435
Warehouse finance	624,251	517,847	449,962	394,814	349,911
Total loans and leases	4,565,947	4,071,071	4,606,695	4,402,408	4,419,364
Net deferred loan origination costs (fees)	(3,266)	4,124	5,857	6,977	6,917
Total gross loans and leases	4,562,681	4,075,195	4,612,552	4,409,385	4,426,281
Allowance for credit losses	(48,977)	(45,336)	(79,836)	(80,777)	(53,785)
Total loans and leases, net	$4,513,704	$4,029,859	$4,532,716	$4,328,608	$4,372,496

The Company's investment security balances at December 31, 2024 totaled $1.51 billion, as compared to $1.77 billion at September 30, 2024 and $1.89 billion at December 31, 2023. The sequential and year-over-year decreases were primarily related to the sale of $160.6 million of investment securities AFS during the first quarter of fiscal 2025.
Total gross loans and leases totaled $4.56 billion at December 31, 2024, as compared to $4.08 billion at September 30, 2024 and $4.43 billion at December 31, 2023. The driver for the sequential increase was growth across all loan portfolios. The year-over-year increase was primarily due to increases in warehouse finance and tax services loans, partially offset by decreases in commercial finance and consumer finance. When excluding the insurance premium finance loans of $671.0 million at December 31, 2023, total gross loans and leases at December 31, 2024 increased $807.4 million, or 22%, when compared to December 31, 2023.
Commercial finance loans, which comprised 79% of the Company's loan and lease portfolio, totaled $3.62 billion at December 31, 2024, reflecting an increase of $321.0 million, 10%, from September 30, 2024 and a decrease of $117.9 million, or 3%, from December 31, 2023. The sequential increase was primarily driven by increases of $180.9 million in term lending and $136.4 million in asset-based lending. The year-over-year decrease was primarily related to the sale of insurance premium finance loans during the first quarter of fiscal 2025, partially offset by increases of $283.3 million in term lending, $228.6 million in asset-based lending, and $49.9 million in SBA/USDA. When excluding the insurance premium finance loans of $671.0 million at December 31, 2023, commercial finance loans at December 31, 2024 increased by $553.2 million when compared to December 31, 2023.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $49.0 million at December 31, 2024, an increase compared to $45.3 million at September 30, 2024 and a decrease compared to $53.8 million at December 31, 2023. The increase in the ACL at December 31, 2024, when compared to September 30, 2024, was primarily due to a $2.8 million increase in the allowance related to the consumer finance portfolio due to seasonal activity and a $0.8 million increase in the allowance related to the seasonal tax services portfolio.
The $4.8 million year-over-year decrease in the ACL was primarily driven by a $6.0 million decrease in the allowance related to the commercial finance portfolio, due in part to the sale of the insurance premium finance loans, partially offset by a $0.6 million increase in the allowance related to the consumer finance portfolio, a $0.3 million increase in the allowance related to the seasonal tax services portfolio, and a $0.3 million increase in the allowance related to the warehouse finance portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Commercial finance	1.18%	1.29%	1.17%	1.21%	1.30%
Consumer finance	1.79%	0.90%	2.23%	1.71%	1.45%
Tax services	1.75%	0.02%	66.35%	37.31%	1.52%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.07%	1.11%	1.73%	1.83%	1.22%
Total loans and leases excluding tax services	1.07%	1.12%	1.12%	1.14%	1.21%

The Company's ACL as a percentage of total loans and leases decreased to 1.07% at December 31, 2024 from 1.11% at September 30, 2024. The decrease in the total loans and leases coverage ratio was primarily driven by the commercial finance portfolio, partially offset by an increase in the seasonal tax services portfolio and consumer finance portfolio. The increase in the tax services and consumer finance portfolios loan coverage ratios was due to seasonal activity.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Beginning balance	$45,336	$79,836	$49,705
Provision (reversal of) - tax services loans	1,301	(297)	1,356
Provision (reversal of) - all other loans and leases	10,913	1,423	8,210
Charge-offs - tax services loans	(741)	(28,815)	(1,145)
Charge-offs - all other loans and leases	(8,935)	(7,912)	(5,725)
Recoveries - tax services loans	228	461	294
Recoveries - all other loans and leases	875	640	1,090
Ending balance	$48,977	$45,336	$53,785
The Company recognized a provision for credit losses of $12.0 million for the quarter ended December 31, 2024, compared to $9.9 million for the comparable period in the prior fiscal year. The period-over-period increase in provision for credit losses was primarily due to increases in provision for credit losses in the commercial finance portfolio of $1.9 million, the consumer finance portfolio of $0.7 million, and the warehouse finance portfolio of $0.1 million, partially offset by a decrease of $0.1 million in provision for credit losses tax services portfolio. The Company recognized net charge-offs of $8.6 million for the quarter ended December 31, 2024, compared to net charge-offs of $5.5 million for the quarter ended December 31, 2023. Net charge-offs attributable to the commercial finance and seasonal tax services portfolios for the current quarter were $8.1 million and $0.5 million, respectively. Net charge-offs attributable to the commercial finance, tax services, and consumer finance portfolios for the same quarter of the prior year were $4.6 million, $0.8 million, and $0.1 million, respectively.
The Company's past due loans and leases were as follows for the periods presented.

As of December 31, 2024	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$72,648	$72,648	$—	$—	$—

Commercial finance	25,080	8,966	23,545	57,591	3,559,053	3,616,644	5,555	27,231	32,786
Consumer finance	4,502	2,936	2,423	9,861	270,140	280,001	2,423	—	2,423
Tax services	—	—	—	—	45,051	45,051	—	—	—
Warehouse finance	—	—	—	—	624,251	624,251	—	—	—
Total loans and leases held for investment	29,582	11,902	25,968	67,452	4,498,495	4,565,947	7,978	27,231	35,209

Total loans and leases	$29,582	$11,902	$25,968	$67,452	$4,571,143	$4,638,595	$7,978	$27,231	$35,209

As of September 30, 2024	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$2,266	$1,361	$1,050	$4,677	$684,193	$688,870	$1,050	$—	$1,050

Commercial finance	23,381	7,671	19,975	51,027	3,244,572	3,295,599	2,314	26,412	28,726
Consumer finance	3,962	3,186	3,053	10,201	238,599	248,800	3,053	—	3,053
Tax services	—	—	8,733	8,733	92	8,825	8,733	—	8,733
Warehouse finance	—	—	—	—	517,847	517,847	—	—	—
Total loans and leases held for investment	27,343	10,857	31,761	69,961	4,001,110	4,071,071	14,100	26,412	40,512

Total loans and leases	$29,609	$12,218	$32,811	$74,638	$4,685,303	$4,759,941	$15,150	$26,412	$41,562
The Company's nonperforming assets at December 31, 2024 were $37.5 million, representing 0.49% of total assets, compared to $43.0 million, or 0.57% of total assets at September 30, 2024 and $42.4 million, or 0.53% of total assets at December 31, 2023.
The decrease in the nonperforming assets as a percentage of total assets at December 31, 2024 compared to September 30, 2024, was primarily driven by a decrease in nonperforming loans in the seasonal tax services and consumer finance portfolios, partially offset by an increase in nonperforming loans in the commercial finance portfolio. When comparing the current period to the same period of the prior year, the decrease in nonperforming assets was primarily due to decreases in nonperforming loans in the commercial finance and consumer finance portfolios.
The Company's nonperforming loans and leases at December 31, 2024, were $35.2 million, representing 0.76% of total gross loans and leases, compared to $41.6 million, or 0.87% of total gross loans and leases at September 30, 2024 and $39.5 million, or 0.88% of total gross loans and leases at December 31, 2023.

Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $6.25 billion for the three-month period ended December 31, 2024, compared to $6.71 billion for the same period in the prior fiscal year. Total average deposits for the fiscal 2025 first quarter decreased by $477.0 million to $6.08 billion compared to the same period in fiscal 2024. The decrease in average deposits was primarily due to decreases in noninterest bearing deposits and wholesale deposits.
Total end-of-period deposits decreased 6% to $6.52 billion at December 31, 2024, compared to $6.94 billion at December 31, 2023. The decrease in end-of-period deposits was primarily driven by decreases in noninterest-bearing deposits of $264.9 million and wholesale deposits of $140.6 million.
As of December 31, 2024, the Company had $416.1 million in deposits related to government stimulus programs.
As of December 31, 2024, the Company managed $840.5 million of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with the ability to earn servicing fee income, typically reflective of the EFFR. The sequential quarter increase in these customer deposits held at other banks reflects normal seasonal patterns during the first quarter of the fiscal year.

Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at December 31, 2024, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	December 31, 2024(1)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Company
Tier 1 leverage capital ratio	9.15%	9.26%	9.13%	7.75%	7.96%
Common equity Tier 1 capital ratio	12.53%	12.61%	12.44%	12.30%	11.43%
Tier 1 capital ratio	12.79%	12.86%	12.70%	12.56%	11.69%
Total capital ratio	14.11%	14.08%	14.33%	14.21%	13.12%
Bank
Tier 1 leverage ratio	9.42%	9.44%	9.36%	7.92%	8.15%
Common equity Tier 1 capital ratio	13.16%	13.12%	13.02%	12.83%	11.97%
Tier 1 capital ratio	13.16%	13.12%	13.02%	12.83%	11.97%
Total capital ratio	14.10%	13.97%	14.27%	14.09%	13.01%
(1) December 31, 2024 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total stockholders' equity	$776,430	$839,605	$765,248	$739,462	$729,282
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	286,171	296,105	296,496	296,889	297,283
LESS: Certain other intangible assets	16,951	18,018	18,315	19,146	20,093
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	12,298	13,253	11,880	15,862	20,253
LESS: Net unrealized (losses) on available for sale securities	(187,834)	(152,328)	(206,584)	(205,460)	(187,901)
LESS: Noncontrolling interest	(756)	(277)	(506)	(420)	(510)
ADD: Adoption of Accounting Standards Update 2016-13	672	1,345	1,345	1,345	1,345
Common Equity Tier 1(1)	650,272	666,179	646,992	614,790	581,409
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(462)	(150)	(374)	(311)	(410)
Total Tier 1 capital	663,471	679,690	660,279	628,140	594,660
Allowance for credit losses	48,818	44,687	65,182	62,715	53,037
Subordinated debentures, net of issuance costs	19,719	19,693	19,668	19,642	19,617
Total capital	$732,008	$744,070	$745,129	$710,497	$667,314
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Tuesday, January 21, 2025. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 228214.
The Quarterly Investor Update slide presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Partner Solutions and Commercial Finance business lines. These strategic business lines provide support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results including our earnings per diluted share guidance, annual effective tax rate and related performance expectations; progress on key strategic initiatives; expected results of our partnerships; underwriting and monitoring processes; expected nonperforming loan resolutions and net charge off rates; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with and any actions which may be initiated by our regulators, and any related increases in compliance and other costs; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2024, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$597,396	$158,337	$298,926	$347,888	$671,630
Securities available for sale, at fair value	1,480,090	1,741,221	1,725,460	1,779,458	1,850,581
Securities held to maturity, at amortized cost	32,001	33,092	34,026	34,682	35,440
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	24,454	36,014	24,449	25,844	23,694
Loans held for sale	72,648	688,870	29,380	25,946	69,518
Loans and leases	4,562,681	4,075,195	4,612,552	4,409,385	4,426,281
Allowance for credit losses	(48,977)	(45,336)	(79,836)	(80,777)	(53,785)
Accrued interest receivable	35,279	31,385	31,755	30,294	27,080
Premises, furniture, and equipment, net	38,263	39,055	36,953	37,266	38,270
Rental equipment, net	206,754	205,339	209,544	215,885	228,916
Goodwill and intangible assets	313,074	326,094	327,018	328,001	329,241
Other assets	308,679	260,070	280,053	283,245	280,571
Total assets	$7,622,342	$7,549,336	$7,530,280	$7,437,117	$7,927,437

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	6,518,953	5,875,085	6,431,516	6,368,344	6,936,055
Short-term borrowings	—	377,000	—	31,000	—
Long-term borrowings	33,380	33,354	33,329	33,373	33,614
Accrued expenses and other liabilities	293,579	424,292	300,187	264,938	228,486
Total liabilities	6,845,912	6,709,731	6,765,032	6,697,655	7,198,155

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	241	248	251	254	260
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	640,422	638,803	636,284	634,415	629,737
Retained earnings	332,322	354,474	343,392	317,964	293,463
Accumulated other comprehensive loss	(190,917)	(153,394)	(207,992)	(206,570)	(188,433)
Treasury stock, at cost	(4,882)	(249)	(6,181)	(6,181)	(5,235)
Total equity attributable to parent	777,186	839,882	765,754	739,882	729,792
Noncontrolling interest	(756)	(277)	(506)	(420)	(510)
Total stockholders’ equity	776,430	839,605	765,248	739,462	729,282
Total liabilities and stockholders’ equity	$7,622,342	$7,549,336	$7,530,280	$7,437,117	$7,927,437

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	December 31, 2024	September 30, 2024	December 31, 2023
Interest and dividend income:
Loans and leases, including fees	$102,731	$102,292	$94,963
Mortgage-backed securities	8,986	9,607	10,049
Other investments	7,522	7,851	10,886
	119,239	119,750	115,898
Interest expense:
Deposits	775	1,119	3,526
FHLB advances and other borrowings	2,331	2,709	2,336
	3,106	3,828	5,862

Net interest income	116,133	115,922	110,036

Provision for credit loss	12,032	838	9,890

Net interest income after provision for credit loss	104,101	115,084	100,146

Noninterest income:
Refund transfer product fees	410	1,703	422
Refund advance fee income	459	229	111
Card and deposit fees	29,066	26,441	30,750
Rental income	13,708	13,199	13,459
(Loss) on sale of securities	(15,671)	—	—
Gain on divestitures	16,404	—	—
Gain (loss) on sale of loans and leases	4,378	2,829	(31)
Gain on sale of other	987	630	2,871
Other income	7,637	6,979	5,179
Total noninterest income	57,378	52,010	52,761

Noninterest expense:
Compensation and benefits	49,292	52,298	46,652
Refund transfer product expense	108	168	192
Refund advance expense	34	20	30
Card processing	33,314	33,877	34,584
Occupancy and equipment expense	9,706	9,376	8,848
Operating lease equipment depreciation	11,426	10,445	10,423
Legal and consulting	5,225	8,414	4,892
Intangible amortization	812	924	984
Other expense	13,642	14,348	12,669
Total noninterest expense	123,559	129,870	119,274

Income before income tax expense	37,920	37,224	33,633

Income tax expense (benefit)	6,294	3,052	5,719

Net income before noncontrolling interest	31,626	34,172	27,914
Net income attributable to noncontrolling interest	199	575	257
Net income attributable to parent	$31,427	$33,597	$27,657

Less: Allocation of Earnings to participating securities(1)	130	348	220
Net income attributable to common shareholders(1)	31,297	33,249	27,437
Earnings per common share:
Basic	$1.29	$1.35	$1.06
Diluted	$1.29	$1.35	$1.06
Shares used in computing earnings per common share:
Basic	24,221,697	24,676,329	25,776,845
Diluted	24,280,371	24,715,021	25,801,538
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended December 31,	2024			2023
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$239,614	$2,258	3.74%	$337,975	$4,103	4.83%
Mortgage-backed securities	1,309,926	8,986	2.72%	1,486,854	10,049	2.69%
Tax-exempt investment securities	120,707	845	3.52%	136,470	930	3.43%
Asset-backed securities	188,163	2,604	5.49%	250,172	3,565	5.67%
Other investment securities	234,087	1,815	3.07%	284,625	2,288	3.20%
Total investments	1,852,883	14,250	3.10%	2,158,121	16,832	3.15%
Commercial finance	3,686,450	77,430	8.33%	3,762,910	75,345	7.97%
Consumer finance	316,402	10,405	13.05%	362,935	10,585	11.60%
Tax services	36,785	132	1.43%	28,050	(11)	(0.16)%
Warehouse finance	603,824	14,764	9.70%	381,931	9,044	9.42%
Total loans and leases	4,643,461	102,731	8.78%	4,535,826	94,963	8.33%
Total interest-earning assets	$6,735,958	$119,239	7.04%	$7,031,922	$115,898	6.57%
Noninterest-earning assets	649,450			543,418
Total assets	$7,385,408			$7,575,340

Interest-bearing liabilities:
Interest-bearing checking	$685	$—	0.21%	$426	$—	0.34%
Savings	45,469	3	0.03%	54,783	6	0.04%
Money markets	180,104	385	0.85%	183,255	576	1.25%
Time deposits	4,208	3	0.25%	5,517	4	0.25%
Wholesale deposits	26,892	384	5.67%	211,281	2,940	5.54%
Total interest-bearing deposits (a)	257,358	775	1.19%	455,262	3,526	3.08%
Overnight fed funds purchased	131,337	1,670	5.05%	117,153	1,656	5.62%
Subordinated debentures	19,702	355	7.14%	19,600	357	7.24%
Other borrowings	13,661	306	8.89%	14,178	323	9.07%
Total borrowings	164,700	2,331	5.62%	150,931	2,336	6.16%
Total interest-bearing liabilities	422,058	3,106	2.92%	606,193	5,862	3.85%
Noninterest-bearing deposits (b)	5,823,877	—	—%	6,102,928	—	—%
Total deposits and interest-bearing liabilities	$6,245,935	$3,106	0.20%	$6,709,121	$5,862	0.35%
Other noninterest-bearing liabilities	335,743			210,468
Total liabilities	6,581,678			6,919,589
Shareholders' equity	803,730			655,751
Total liabilities and shareholders' equity	$7,385,408			$7,575,340
Net interest income and net interest rate spread including noninterest-bearing deposits		$116,133	6.84%		$110,036	6.22%

Net interest margin			6.84%			6.23%
Tax-equivalent effect			0.01%			0.01%
Net interest margin, tax-equivalent(2)			6.85%			6.24%

Total cost of deposits (a+b)	6,081,235	775	0.05%	6,558,190	3,526	0.21%
(1) Tax rate used to arrive at the TEY for the three months ended December 31, 2024 and 2023 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Equity to total assets	10.19%	11.12%	10.16%	9.94%	9.20%
Book value per common share outstanding	$32.19	$33.79	$30.51	$29.14	$28.06
Tangible book value per common share outstanding	$19.21	$20.67	$17.47	$16.21	$15.39
Common shares outstanding	24,119,416	24,847,353	25,085,230	25,377,986	25,988,230
Nonperforming assets to total assets	0.49%	0.57%	0.61%	0.50%	0.53%
Nonperforming loans and leases to total loans and leases	0.76%	0.87%	0.96%	0.78%	0.88%
Net interest margin	6.84%	6.66%	6.56%	6.23%	6.23%
Net interest margin, tax-equivalent	6.85%	6.67%	6.57%	6.24%	6.24%
Return on average assets	1.69%	1.79%	2.28%	3.17%	1.46%
Return on average equity	15.51%	16.80%	22.62%	35.72%	16.87%
Return on average tangible equity	25.65%	28.40%	40.59%	64.92%	33.95%
Full-time equivalent employees	1,170	1,241	1,232	1,204	1,218

Non-GAAP Reconciliations

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Average interest earning assets	$6,735,958	$6,925,315	$7,031,922
Net interest income	$116,133	$115,922	$110,036
Net interest margin	6.84%	6.66%	6.23%
Quarterly average total deposits	$6,081,235	$6,199,271	$6,558,190
Deposit interest expense	$775	$1,119	$3,526
Cost of deposits	0.05%	0.07%	0.21%

Adjusted Net Interest Margin with contractual, rate-related card expenses associated with deposits on the Company's balance sheet
Average interest earning assets	$6,735,958	$6,925,315	$7,031,922
Net interest income	116,133	115,922	110,036
Less: Contractual, rate-related processing expense	24,241	24,631	25,891
Adjusted net interest income	$91,892	$91,291	$84,145
Adjusted net interest margin	5.41%	5.24%	4.76%
Average total deposits	$6,081,235	$6,199,271	$6,558,190
Deposit interest expense	775	1,119	3,526
Add: Contractual, rate-related processing expense	24,241	24,631	25,891
Adjusted deposit expense	$25,016	$25,750	$29,417
Adjusted cost of deposits	1.63%	1.65%	1.78%